Filed Pursuant to Rule 424(b)(3)

Registration No. 333-210880

CIM COMMERCIAL TRUST CORPORATION

SUPPLEMENT NO. 2, DATED JUNE 6, 2019,

TO THE PROSPECTUS, DATED APRIL 11, 2019

This prospectus supplement (this “Supplement No. 2”) is part of the prospectus of CIM Commercial Trust Corporation (the “Company”), dated April 11, 2019 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 14, 2019 (“Supplement No. 1”). This Supplement No. 2 supplements certain information contained in the Prospectus. This Supplement No. 2 should be read, and will be delivered, with the Prospectus and Supplement No. 1. Unless otherwise defined in this Supplement No. 2, capitalized terms used in this Supplement No. 2 shall have the same meanings as set forth in the Prospectus.

The purpose of this Supplement No. 2 is to:

•                  reflect the change in dealer manager from International Assets Advisory, LLC to CCO Capital, LLC;

•                  attach as Annex A to this Supplement No. 2 the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 31, 2019; and

•                  attach as Annex B to this Supplement No. 2 the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 4, 2019.

PROSPECTUS UPDATES

Change in Dealer Manager

Effective as of May 31, 2019, CCO Capital, LLC has replaced IAA as the dealer manager of the offering.  As a result:

•                  a new term, “CCO Capital”, is defined to refer to CCO Capital, LLC, a registered broker dealer and an affiliate of the Company that is under common control with the Operator and the Administrator;

•                  subject to other revisions set forth in this Supplement No. 2, all references in the Prospectus to “International Assets Advisory, LLC” and “IAA” are changed to “CCO Capital”; and

•                  all references in the Prospectus to “dealer manager” are deemed to refer to CCO Capital (except that references to total “dealer manager fees” are deemed to refer to fees paid to both IAA and CCO Capital in connection with their services as dealer managers for the public offering of the Units).

The following disclosure replaces in its entirety the third paragraph in the “Other Services” section of the Our Business and Properties section of the Prospectus:

On May 10, 2018, the Company executed a wholesaling agreement, which we refer to as the Wholesaling Agreement, with International Assets Advisory, LLC, which we refer to as IAA, and CCO Capital. IAA was the exclusive dealer manager for the Company’s public offering of the Units until May 31, 2019. Under the Wholesaling Agreement, among other things, CCO Capital, in its capacity as the wholesaler for the offering, assisted IAA with the sale of the Units. In exchange for such services, IAA paid CCO Capital a fee equal to 2.75% of the selling price of each Unit for which a sale was completed, reduced by any applicable fee reallowances payable to soliciting dealers pursuant to separate soliciting dealer agreements between IAA and soliciting dealers. The foregoing fee was reduced, and could have been exceeded, by a fixed monthly payment by CCO Capital to IAA for IAA’s services in connection with periodic closings and settlements for the offering. At March 31, 2019 and December 31, 2018, the financial statements of the Company included $279,000 and $200,000, respectively, in deferred costs for CCO Capital fees, of which $119,000 and $138,000, respectively, was included in due to related parties.

On May 31, 2019, the Company, IAA and CCO Capital entered into an Amendment, Assignment and Assumption Agreement, which we refer to as the Assignment Agreement, pursuant to which CCO Capital assumed all of the rights and obligations of IAA under the dealer manager agreement, dated as of June 28, 2016, as amended, by and between the Company and IAA.  As a result of the Assignment Agreement, CCO Capital became the exclusive dealer manager for the Company’s public offering of the Units effective as of May 31, 2019.  In connection with the execution of the Assignment Agreement, the Company terminated the Wholesaling Agreement effective as of May 31, 2019.

The following disclosure replaces in its entirety the second paragraph in the “General” section of the Plan of Distribution section of the Prospectus:

Prior to reaching the minimum offering of at least 10,000 Units, IAA, as the initial dealer manager for the Company’s public offering of the Units, agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by IAA or soliciting dealers for the sale of the Units to be promptly deposited in an escrow account maintained by UMB Bank, N.A., which we refer to as the Escrow Agent, for the benefit of the investors in the offering.  On October 31, 2016, we satisfied the minimum offering condition, having received and accepted aggregate subscriptions in excess of $250,000 and issued more than 10,000 shares of Series A Preferred Stock and 10,000 Warrants.  On such date, the net proceeds in the escrow account maintained by the Escrow Agent were delivered to us.

The following disclosure replaces in its entirety the first paragraph in the “Compensation of Dealer Manager and Participating Broker-Dealers” section of the Plan of Distribution section of the Prospectus:

We pay CCO Capital selling commissions of up to 5% of the gross offering proceeds from this offering. We also pay CCO Capital up to 2.75% of the gross offering proceeds from this offering as compensation for acting as dealer manager. As dealer manager, CCO Capital manages, directs and supervises its associated persons who are wholesalers in connection with the offering.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2019

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600,
Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Securities Registered Pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)
Common Stock, $0.001 Par Value	CMCT	NASDAQ Global Market
Common Stock, $0.001 Par Value	CMCT-L	Tel Aviv Stock Exchange
Series L Preferred Stock, $0.001 Par Value	CMCTP	NASDAQ Global Market
Series L Preferred Stock, $0.001 Par Value	CMCTP	Tel Aviv Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01                            Entry into a Material Definitive Agreement.

On May 31, 2019, CIM Commercial Trust Corporation (the “Company”) entered into an Amendment, Assignment and Assumption Agreement (the “Assignment Agreement”) with International Assets Advisory, LLC (“IAA”) and CCO Capital, LLC (“CCO Capital”), pursuant to which CCO Capital assumed, effective as of May 31, 2019, all of the rights and obligations of IAA under the Dealer Manager Agreement, dated as of June 28, 2016, as amended (the “Dealer Manager Agreement”), by and between the Company and IAA.

As a result of the Assignment Agreement, effective as of May 31, 2019, CCO Capital replaced IAA as the exclusive dealer manager for the Company’s registered public offering of up to $900 million of units consisting of one share of Series A preferred stock of the Company and one warrant to purchase 0.25 of a share of common stock of the Company (collectively, “Series A Units”).  Under the terms of the Dealer Manager Agreement and the Assignment Agreement, the Company will pay to CCO Capital a selling commission and a dealer manager fee in amounts up to 5.0% and 2.75%, respectively, of the selling price of each Series A unit for which a sale is completed pursuant to the registered public offering.

CCO Capital is a registered broker dealer and an affiliate of the Company that is under common control with CIM Capital, LLC, an affiliate of CIM Group, L.P. that provides certain services to the Company pursuant to an investment management agreement, and CIM Service Provider, LLC, an affiliate of CIM Group, L.P. that provides, or arranges for other service providers to provide, management and administration services to the Company pursuant to a master services agreement.

The description of the Dealer Management Agreement and the Assignment Agreement contained herein is not complete and is qualified in its entirety by reference to the full text of such agreements.  Copies of the Dealer Management Agreement and an amendment to the Dealer Manager Agreement are incorporated herein by reference as Exhibits 1.1 and 1.2, respectively. A copy of the Assignment Agreement is attached as Exhibit 1.3 and incorporated herein by reference.

ITEM 1.02                            Termination of a Material Definitive Agreement.

In connection with the execution of the Assignment Agreement, the Wholesaling Agreement, dated as of May 10, 2018 (the “Wholesaling Agreement”), by and among the Company, IAA and CCO Capital, was terminated by the Company effective as of May 31, 2019.  Under the Wholesaling Agreement, among other things, CCO Capital assisted IAA with the sale of Series A Units in exchange for the payment by IAA to CCO Capital of a fee equal to 2.75% of the selling price of each Series A Unit for which a sale is completed, reduced by any applicable fee reallowances payable to soliciting dealers pursuant to separate soliciting dealer agreements between IAA and soliciting dealers. In addition, under the Wholesaling Agreement, CCO Capital paid to IAA a fixed monthly fee in exchange for the services provided by IAA in connection with periodic closings and settlements for the offering of Series A Units.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01                                  Financial Statements and Exhibits.

Exhibit No.	Description
1.1

Dealer Manager Agreement, dated as of June 28, 2016, by and between CIM Commercial Trust Corporation and International Assets Advisory, LLC (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-11 (Reg. No. 333-210880) filed with the SEC on June 29, 2016).

1.2

Amendment No. 1 to Dealer Manager Agreement, dated as of August 11, 2016, by and between CIM Commercial Trust Corporation and International Assets Advisory, LLC (incorporated by reference to Exhibit 1.2 to the Registration Statement on Form S-11 (Reg. No. 333-210880) filed with the SEC on August 11, 2016).

1.3*	Amendment, Assignment and Assumption Agreement, dated as of May 31, 2019, by and among CIM Commercial Trust Corporation, International Assets Advisory, LLC and CCO Capital, LLC.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 31, 2019

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker, Chief Financial Officer

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2019

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600,
Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Securities Registered Pursuant to Section 12(b) of the Act:

Common Stock, $0.001 Par Value	CMCT	NASDAQ Global Market
Common Stock, $0.001 Par Value	CMCT-L	Tel Aviv Stock Exchange
Series L Preferred Stock, $0.001 Par Value	CMCTP	NASDAQ Global Market
Series L Preferred Stock, $0.001 Par Value	CMCTP	Tel Aviv Stock Exchange
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

A copy of the Company’s Q1 2019 Investor Presentation is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein. Additionally, the Company has posted a copy of the presentation on its Shareholder Relations page at http://shareholders.cimcommercial.com/.

The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01           Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Investor Presentation Q1 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 4, 2019

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker, Chief Financial Officer